Exhibit 2.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “LADY LOANS, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF AUGUST, A.D. 2021, AT 7:06 O’CLOCK P.M.

6175001 8100	Authentication: 203972677
SR# 20213006000	Date: 08-20-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:06 PM 08/17/2021
FILED 07:06 PM 08/17/2021
SR 20213006000 - FileNumber 6175001

CERTIFICATE OF INCORPORATION

OF

LADY LOANS, INC.

ARTICLE I

The name of the corporation is Lady Loans, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is 60,000 shares of capital stock of which 30,000 shall bedesignated “Common Stock” share and 30,000 shall be designated “Preferred Stock” and have par value of $0.00001 per share.

The following classes of shares of Common Stock are authorized to be issued and are to be designated as follows:

(A)	10,000 shares of Class “A” Common Voting Stock;

(B)	10,000 shares of Class “B” Common Voting Stock; and

(C)	10,000 shares of Class “C” Common Non-Voting Stock.

The following classes of shares of Preferred Stock are authorized to be issued and are to be designated as follows:

(A)	10,000 shares of Class “D” Preferred Non-Voting Stock;

(B)	10,000 shares of Class “E” Preferred Non-Voting Stock; and

(C)	10,000 shares of Class “F” Preferred Non-Voting Stock.

(together referred to as the “Authorized Capital”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	Common Stock

1. General. The voting, dividend and liquidation rights of the holders of the Class A Common Stock, Class B Common Stock and Class C Common Non-Voting Stock may be subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock if and when such Preferred Stock is issued.

2. Voting. The holders of the Class A Common Stock and the Class B Common Stock are entitled to one vote for each share of such Class A Common Stock and Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Holders of the Class C Common Non-Voting Stock are not entitled to vote.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affinnative vote of the holders of shares of capital stock of the corporation representing a majority of the votes represented by all outstanding shares of voting capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”).

B.	Preferred Stock

I. General. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series by the Corporation’s Board of Directors. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of authorized shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock or any series thereof, as applicable, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or series thereof, as applicable, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

2. Voting. The holders of the Preferred Stock are not entitled to vote at meetings of stockholders (or on written actions in lieu of meetings).

3. Dividends. The Company is under no obligation to declare or pay any dividends. The Board of Directors may declare dividends from time to time from available funds therefor. No class of shares shall enjoy any dividend payment preference.

ARTICLEV

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of theDelaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE VIII

The name and mailing address of the incorporator are as follows:

Diana Machado
325 8170-50 Street,

Edmonton, Alberta T6B 1E6

Canada

Executed on August 17, 2021.

Diana Machado, Incorporator

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